                                                               EXHIBIT 5.(A)

                              AMENDED AND RESTATED

                         INVESTMENT ADVISORY AGREEMENT

This amended and restated AGREEMENT made this 30th day of September, 1987 by and between the VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as the "ADVISER", and AMERICAN GENERAL SERIES PORTFOLIO COMPANY, hereinafter referred to as the "FUND", amends and restates the Investment Advisory Agreement made on May 30, 1985 by and between the ADVISER and the FUND.

     The ADVISER and the FUND recognize the following:

     (a) The ADVISER is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940.

     (b) The FUND is an investment company organized under the general corporation laws of Maryland as a series type of investment company issuing separate classes (or series) of stock and is registered as a diversified, open-end, management investment company under the Investment Company Act of 1940. That Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

     (c) The FUND currently consists of seven Portfolios: Capital Accumulation Portfolio, Timed Opportunity Portfolio, Money Market Portfolio, Capital Conservation Portfolio, Government Securities Portfolio, Quality Growth Portfolio and Stock Index Portfolio. In accordance with the FUND's Articles of Incorporation and Bylaws new portfolios may be added to the FUND upon approval of the FUND's Board of Directors without approval of the FUND's shareholders. This Agreement will apply to such new portfolios by amendment to the attached Schedule A.

     (d) The FUND currently sells its shares only to The Variable Annuity Life Insurance Company Separate Account A ("Account A"), a separate account established by the ADVISER (under section 7 of Article 3.72 of the Texas Insurance Code) to fund certain variable annuity contracts issued by the ADVISER and Account A. Account A is registered as a unit investment trust under the Investment Company Act of 1940 and the variable annuity contracts issued in connection with it give rise to security interests, registered under the Securities Act of 1933, in Account A.

     The ADVISER and the FUND AGREE AS FOLLOWS:

1.   Services Rendered and Expenses Paid by ADVISER

     The ADVISER, subject to the control, direction, and supervision of the FUND's Board of Directors and in conformity with applicable laws, the FUND's Articles of Incorporation, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions, shall:

     (a) manage the investment and reinvestment of the assets in each of the FUND's Portfolios including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in each of the FUND's Portfolios, and the formulation and implementation of investment programs.

     (b) maintain a trading desk and place all orders for the purchase and sale of portfolio investments for the FUND's account with brokers or dealers selected by the ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers selected by the ADVISER, subject to the ADVISER's control, direction, and supervision.

     (c) conduct and manage the day to day operations of the FUND including, for example, the preparation of registration statements, prospectuses, reports, proxy solicitation materials and amendments thereto, and the furnishing of legal services (except those services provided by outside counsel to the FUND selected by the Board of Directors).

     (d) furnish to the FUND office space, facilities, equipment and personnel adequate to provide the services described above and pay the compensation of each FUND director and FUND officer who is an interested person of the ADVISER.

     In performing the services described in paragraph (b) above, the ADVISER shall use its best efforts to obtain for the FUND the most favorable overall price and execution. The ADVISER shall also use its best efforts to obtain for the FUND any tender and exchange offer solicitation fees, other fees, and similar payments available in connection with the portfolio transactions of the FUND's Portfolios. Subject to prior authorization by the FUND's Board of Directors of appropriate policies and procedures, the ADVISER may cause the FUND to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services, including statistical data to the ADVISER. The ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

     The ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to the FUND's Board of Directors regarding the performance of services under this Agreement.

     Except as otherwise agreed, or as otherwise provided herein, the ADVISER shall bear the expense of discharging its responsibilities hereunder and the FUND shall pay, or arrange for others to pay, all its expenses other than those which part 2 of this Agreement expressly states are payable by the ADVISER. Expenses payable by the FUND include, but are not limited to, (i) interest and taxes; (ii) broker's commissions and other expenses of purchasing and selling portfolio investments; (iii) compensation of directors and officers other than those persons who are interested persons of the ADVISER; (iv) fees of outside counsel to and of independent auditors of the FUND selected by the Board of Directors; (v) fees for accounting services;
(vi) custodial, registration, and transfer agency fees; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses of issuing its shares against payment therefor by, or on behalf of, the subscribers thereto;
(ix) fees and related expenses of registering and qualifying the FUND and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing to existing shareholders of registration statements, prospectuses, reports, notices and proxy solicitation materials of the FUND;
(xi) all other expenses incidental to holding meetings of the FUND's shareholders including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for the FUND's membership in trade associations approved by the Board of Directors; (xv) such non-recurring expenses as may arise, including those associated with actions, suits, or proceedings to which the FUND is a party and the legal obligation which the FUND may have to indemnify its officers, directors and employees with respect thereto. The FUND shall allocate the foregoing expenses among its Portfolios and to the extent that any of the foregoing expenses are allocated between the FUND and any other party, such allocations shall be made pursuant to methods approved by the Board of

Directors.

2.   Compensation of ADVISER

     The FUND shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, a monthly fee or fees based on each Portfolio's average monthly net asset value computed for each Portfolio as provided in the fee schedule attached hereto a Schedule A. Schedule A may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles and Bylaws of the FUND. Any change in Schedule A pertaining to any existing or new Portfolio shall not be deemed to affect the interest of any other Portfolio and shall not require the approval of shareholder of any other Portfolio of the Fund.

     The average monthly net asset value shall be determined by taking the mean average of all of the determinations of net asset value, made in the manner provided in the FUND's Articles of Incorporation, for each business day during a given calendar month. The FUND shall pay this fee for each calendar month as soon as practicable after the end of that month.

     The ADVISER shall promptly reduce its monthly fee by the amount of any commissions, tender and exchange offer solicitation fees, other fees, or similar payments received by the ADVISER, or any affiliated person of ADVISER, in connection with the FUND's portfolio transactions, less the amount of any direct expenses incurred by the ADVISER, or any affiliated person of the ADVISER, in obtaining such commissions, fees, or payments.

     If the ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.


3.   Scope of ADVISER's Duties


     The ADVISER, and any person controlled by or under common control with the ADVISER shall remain free to provide similar investment advisory services to other persons or engage in any other business or activity which does not impair the services which the ADVISER renders to the FUND.

     Except as otherwise required by the Investment Company Act of 1940, any of the shareholders, directors, officers and employees of the FUND may be a shareholder, directors, officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlled by or under common control with the ADVISER, and the ADVISER, and any person controlled by or under common control with the ADVISER, may have an interest in the FUND.

     The ADVISER shall not be liable to the FUND, or to any shareholder in the FUND, for any act or omission in rendering services under this Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, so long as there has been no willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties on the part of the ADVISER.

4.  Duration of Agreement


     This Agreement shall become effective as to each of the current seven Portfolios on the date hereof and as to any new Portfolio on the date of the Amendment to Schedule A adding such Portfolio in accordance with this Agreement. It shall continue in force thereafter, but, with respect to any Portfolio, only so long as such continuance is approved at least annually by the vote of a majority of the FUND's directors who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote of a majority of the FUND's Board of Directors or a majority of that Portfolio's outstanding voting securities.

     This Agreement shall automatically terminate in the event of its assignment. The Agreement may be terminated as to any Portfolio at any time by the FUND's Board of Directors, by vote of a majority of that Portfolio's outstanding voting securities, or by the ADVISER, on not more than 60 days', nor less than 30 days' written notice, or upon such shorter notice as may be mutually agreed upon. Such termination shall be without the payment of any penalty.

5.  Applicability of Federal Securities Laws

     This Agreement shall be interpreted in accordance with applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to the ADVISER or the FUND by the Securities and Exchange Commission or such interpretive positions as may be taken by the Commission or its staff.

    The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.


                                            AMERICAN GENERAL SERIES PORTFOLIO
                                                          COMPANY

                                            By:/s/ JOE D. HEUSI
                                               ------------------------------
                                               Joe D. Heusi
                                               President

Attest:

/s/ CYNTHIA T. SHURDEN
------------------------
Cynthia T. Shurden
Secretary

                                            THE VARIABLE ANNUITY LIFE INSURANCE
                                                          COMPANY

                                            By: /s/JOE C. OSBORNE
                                               -------------------------------
                                               Joe C. Osborne, Executive Vice
                                               President - Marketing

Attest:

/s/ CYNTHIA SHURDEN
------------------------
Cynthia T. Shurden
Assistant Secretary

                                   SCHEDULE A
                            to Amended and Restated
                         Investment Advisory Agreement
                            Dated September 30, 1987
                          (Effective October 1, 1992)


Monthly Fee computed at the following annual rate

     Timed Opportunity Portfolio

     Money Market Portfolio

     Capital Conservation Portfolio

     Government Securities Portfolio

     International Equities Portfolio

     Social Awareness Portfolio

     International Government
       Bond Portfolio

of average monthly net asset value






                                      E-10